SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Martin Marietta Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004

Annual Meeting of
Shareholders and
Proxy Statement

March 31, 2004

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join me in inviting you to attend the Corporation’s Annual Meeting of Shareholders. The formal notice of this meeting and the proxy statement describing the matters to be acted upon at the meeting accompany this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting.

Thank you for your continued support of Martin Marietta Materials.

Sincerely,

Stephen P. Zelnak, Jr.
Chairman of the Board,
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders To Be Held May 25, 2004
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE MATTERS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPARISON OF CUMULATIVE TOTAL RETURN(1) MARTIN MARIETTA MATERIALS, INC., S&P 500, AND S&P MATERIALS INDICES
EXECUTIVE COMPENSATION
Equity Compensation Plan Information
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
FINANCIAL STATEMENTS
METHOD OF PROXY SOLICITATION
OTHER MATTERS
INCORPORATION BY REFERENCE
SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING
APPENDIX B
MARTIN MARIETTA MATERIALS, INC. AUDIT COMMITTEE CHARTER
APPENDIX C
MARTIN MARIETTA MATERIALS, INC. GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

MARTIN MARIETTA MATERIALS, INC.
2710 Wycliff Road, Raleigh, North Carolina 27607

Notice of Annual Meeting of Shareholders
To Be Held May 25, 2004

To our Shareholders:

         The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. will be held on Tuesday, May 25, 2004, at 11:30 a.m. at the Corporation’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. At the meeting, the holders of the Corporation’s outstanding common stock will act on the following matters:

(1)	election of two (2) Directors, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2007 and until their successors are duly elected and qualified;

(2)	ratification of the appointment of independent auditors; and

(3)	any other business as may properly come before the meeting.

         All holders of record of shares of Martin Marietta Materials common stock (NYSE: MLM) at the close of business on March 19, 2004 are entitled to vote at the annual meeting and any adjournments or postponements of the meeting.

         Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed proxy card and mail it promptly in the enclosed stamped envelope.

By Order of the Board of Directors,

Roselyn R. Bar
Vice President, General Counsel
and Secretary

Raleigh, North Carolina

March 31, 2004

PROXY STATEMENT

GENERAL INFORMATION

           This proxy statement contains information related to the annual meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation, to be held on Tuesday, May 25, 2004, at 11:30 a.m. at the Corporation’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. The Corporation’s Annual Report for the fiscal year ended December 31, 2003, including audited financial statements, is being mailed to shareholders with this proxy statement.

         This proxy statement, the proxy card, and the notice of meeting will be sent commencing approximately April 9, 2004 to shareholders of record on March 19, 2004.

What is the purpose of the annual meeting?

         At our annual meeting, shareholders will act on the matters outlined in the accompanying notice of annual meeting of shareholders. This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the meeting and at any and all adjournments or postponements of the meeting.

         Whether or not you plan to attend the meeting, we encourage you to date, sign, and return your proxy in the enclosed envelope.

Who is entitled to vote at the meeting?

         Only shareholders of record at the close of business on March 19, 2004 are entitled to notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all the shares that you held on that date at the meeting, or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Martin Marietta’s common stock?

         Each share of Martin Marietta Materials common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

         All shareholders as of the record date, or their duly appointed proxies, beneficial owners presenting satisfactory evidence of ownership as of the record date, and invited guests of the Corporation may attend the meeting.

What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date constitutes a quorum, permitting shareholders to take action at the meeting. On March 19, 2004, there were 48,130,846 shares outstanding of the Corporation’s common stock, $.01 par value per share.

         Votes cast by proxy or in person at the annual meeting will be tabulated by an independent inspector of election appointed by the Corporation’s Board of Directors for the annual meeting from Wachovia Bank, N.A., the Corporation’s transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions will be counted as shares that are present and entitled to vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter and specific instructions are not received from the shareholder regarding that matter, those shares represented by the proxy will not be considered as present and entitled to vote with respect to that matter.

How do I vote?

         If you complete and properly sign the accompanying proxy card and return it to the Corporation, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person. Shareholders whose shares are held by brokers, banks, or other nominees who wish to vote at the meeting will need to obtain a proxy form from the institution that holds its shares.

Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your vote, you may revoke your proxy at any time prior to its exercise at the annual meeting (i) by filing with the Corporation’s Secretary an instrument revoking the proxy prior to the meeting, (ii) by the timely delivery to the Corporation’s Secretary, or at the meeting, of a subsequently dated and executed proxy, or (iii) if you attend the meeting, by voting your shares in person. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

How do I vote my 401(k) shares?

         Each participant in the Corporation’s Performance Sharing Plan, Savings and Investment Plan and Southwest Division 401(k) Plan may direct the trustee as to the manner in which shares of common stock allocated to the plan participant’s account are to be voted. If the plan participant does not return a voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

What vote is required to approve each item?

         The election of Directors requires a plurality of the votes cast with a quorum present. Any other proposal presented at the meeting will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a “broker non-vote.” Because the Corporation’s Bylaws require the affirmative vote of either a plurality or majority of the votes cast for or against the proposal at the meeting to authorize action on any matter to be considered at the annual meeting, abstentions and broker non-votes, which will not be counted “for” or “against” proposals, have no effect on the vote for the election of Directors or approval of any other proposals.

What are the Board’s recommendations?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation, as well as a description of each proposal, is set forth in this proxy statement. The Board recommends a vote:

•	FOR the election of the nominated slate of Directors; and

•	FOR ratification of the selection of Ernst & Young LLP as independent auditors.

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of the Corporation’s stock?

         The following table sets forth information with respect to the shares of common stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 19, 2004. To the best of the Corporation’s knowledge, based solely on filings with the Securities and Exchange Commission as noted below, no person beneficially owned more than 5% of any class of the Corporation’s outstanding voting securities at the close of business on March 19, 2004, except for those shown below.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Davis Selected Advisers, L.P.(1)	6,415,400	13.11%
2949 East Elvira Road, Suite 101
Tucson, AZ 85706
Alliance Capital Management, L.P.(2)	3,780,762	7.73%
1290 Avenue of the Americas New York, NY 10104
American Century Investment Management, Inc.(3)	3,390,162	6.93%
4500 Main Street Kansas City, MO 64111
UBS Global Asset Management (Americas), Inc.(4)	3,296,398	6.74%
One North Wacker UBS Tower Chicago, IL 60606

(1)	As reported in Schedule 13G dated February 13, 2004 filed with the Securities and Exchange Commission.
(2)	As reported in Schedule 13G dated February 13, 2004 filed with the Securities and Exchange Commission by AXA Financial, Inc. as part of a group of affiliates including Alliance Capital Management, L.P.
(3)	As reported in Schedule 13G, as amended, dated February 13, 2004 filed with the Securities and Exchange Commission.
(4)	As reported in Schedule 13F dated February 13, 2004 filed with the Securities and Exchange Commission.

How much stock do the Corporation’s Directors and executive officers own?

         The following table sets forth information as of March 19, 2004 with respect to the shares of common stock that are beneficially owned by the Directors and nominees, the Chief Executive Officer, and the four most highly compensated executive officers, individually, and by all Directors and executive officers of the Corporation as a group.

	Nature of Beneficial
Name of Beneficial Owner	Ownership(1)

Richard G. Adamson	17,987	(2)
Marcus C. Bennett	22,860	(2)
Sue W. Cole	12,127	(2)(3)
Janice K. Henry	129,581	(4)(5)
Bobby F. Leonard	20,752	(2)
William E. McDonald	17,037	(2)
Frank H. Menaker, Jr.	20,032	(2)
Donald M. Moe	107,151	(4)
Dennis L. Rediker	515	(2)
James M. Reed	20,896	(2)
William B. Sansom	21,001	(2)(6)
Philip J. Sipling	198,805	(4)(5)
Jonathan T. Stewart	89,463	(4)(5)
Richard A. Vinroot	18,008	(2)
Stephen P. Zelnak, Jr.	525,750	(4)(5)(7)
All Directors and executive officers as a group (20 individuals including those named above)	1,382,844	(2)(3)(4)(5)

(1)	As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. Mr. Zelnak owns 1.09% of the shares of common stock outstanding as of March 19, 2004. None of the other Directors or named executive officers individually own in excess of one percent of the shares of common stock outstanding. All Directors and executive officers as a group own 2.87% of the shares of common stock outstanding as of March 19, 2004.
(2)	Amounts reported include compensation paid on an annual basis that Directors have received in common stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors. The Directors do not have voting or investment power for their respective share units. The number of common stock units credited to each of the Directors as of March 19, 2004 is as follows: Mr. Adamson, 6,087; Mr. Bennett, 8,360; Ms. Cole, 3,877; Mr. Leonard, 5,502; Mr. McDonald, 6,537; Mr. Menaker, 8,032; Mr. Rediker, 515; Mr. Reed, 7,396; Mr. Sansom, 8,241; and Mr. Vinroot, 7,508. Amounts reported also include options for common stock in the amount of 10,500 for each Director, except Ms. Cole, who has 4,000, and Mr. Rediker, who has none. All such options are exercisable.
(3)	Includes an approximation of the number of shares in Ms. Cole’s IRA.
(4)	The number of shares owned for each of Ms. Henry and Messrs. Moe, Sipling, Stewart, Zelnak and all Directors and executive officers as a group assumes that options held by each of them covering shares of common stock in the amounts indicated, which are currently exercisable within 60 days of March 19, 2004, have been exercised: Ms. Henry, 105,499; Mr. Moe, 76,000; Mr. Sipling, 150,000; Mr. Stewart, 55,833; Mr. Zelnak, 397,332; and all Directors and executive officers as a group, 977,244. The amounts reported also include common stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan, each in the following amounts: Ms. Henry, 7,424 and 1,812, respectively; Mr. Moe, 2,721 and 21,491, respectively; Mr. Sipling, 8,832 and 22,129, respectively; Mr. Stewart, 5,097 and 21,325, respectively; Mr. Zelnak, 32,844 and 64,549, respectively; and all Directors and executive officers as a group, 72,285 and 160,481, respectively. There are no voting rights associated with the stock units.
(5)	Includes an approximation of the number of shares in the participant’s account in the Martin Marietta Materials, Inc. Performance Sharing Plan.
(6)	Includes 1,210 shares owned indirectly.
(7)	Includes 8,383 shares held by the Zelnak Private Foundation of which Mr. Zelnak and his wife are trustees and share voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires directors and officers of the Corporation and persons who own more than 10% of the common stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the common stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

         Based solely on its review of the copies of reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 2003, the Corporation believes that all Section 16(a) filing requirements applicable to the Directors, officers, and 10% shareholders were complied with, except for Mr. David S. Watterson, who became an executive officer of the Corporation in 2003, and who timely filed a Form 3 listing his stock ownership in the Corporation, which inadvertently failed to list holdings of unvested units that correspond to common stock credited to Mr. Watterson under the Corporation’s Incentive Stock Plan. This omission was corrected in a subsequently filed Form 5.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors

         As of the date of this proxy statement, the Board of Directors consists of eleven members, ten of whom are non-employee Directors. The Board is divided into three classes with three-year terms.

         The Board of Directors has nominated two persons for election as Directors to serve three-year terms expiring in 2007. Unless otherwise directed, proxies will be voted in favor of these nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

         The Bylaws of the Corporation provide that a Director is eligible for election as a Director for a three-year term only if the three-year term expires not later than December 31 of the calendar year in which the Director turns 72. Two current Directors, Richard G. Adamson and Bobby F. Leonard, will reach this mandatory retirement age next year and thereby are not eligible for election at the annual meeting for a new three-year term. Messrs. Adamson and Leonard intend to serve as Directors of the Corporation through the annual meeting, after which they will retire from the Board. The Board has reduced the number of members to ten effective at the annual meeting of shareholders. Accordingly, after the annual meeting there will be one vacancy on the Board. The Board, and its Nominating and Corporate Governance Committee, will continue to review and evaluate potential candidates to fill such vacancy as promptly as practicable, but do not intend at this time to nominate an additional person for election at the annual meeting to fill the impending vacancy. If a vacancy on the Board is filled by the Board after the annual meeting, such appointment will be in the class of Directors with a term expiring in 2007, but such Director will stand for election by shareholders at the 2005 annual meeting of shareholders for the remainder of the term. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         The following sets forth certain biographical information for each of the nominees for election and for each of the other members of the Board of Directors who will continue in office after the annual meeting.

Nominees for Election to the Board of Directors

Marcus C. Bennett (68)

Director (since 1993), Chair of the Audit Committee, member of the Executive Committee and Finance Committee.

Mr. Bennett served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation from 1996 until his retirement in 1999. He continues to be a Director of Lockheed Martin Corporation, a position he has held since 1995. From 1995 until 1996 he served as Senior Vice President and Chief Financial Officer of Lockheed Martin Corporation and from 1988 until 1995 he served as Vice President and Chief Financial Officer of Martin Marietta Corporation. He also served as a Director of Martin Marietta Corporation from 1993 to 1995. Mr. Bennett joined Martin Marietta Corporation in 1959.

Dennis L. Rediker (60)

Director (since 2003), member of the Finance Committee and Ethics, Environment, Safety and Health Committee.

Mr. Rediker has served as President and Chief Executive Officer of The Standard Register Company since 2000 and as a Director of that company since 1995. From 1999 to 2000, he was Chief Executive Officer of the Imerys Pigments and Additives Operating Group. From 1996 until 1999, he was Chief Executive Officer and Director of English China Clays, plc. From 1993 until 1996, he was President and Chief Executive Officer of ECC International Inc.

The Board unanimously recommends a vote “FOR”

all nominees for election to the Board of Directors.

Directors Whose Terms Continue Until 2005

Sue W. Cole (53)

Director (since 2002), member of the Audit Committee, Ethics, Environment, Safety and Health Committee, and Nominating and Corporate Governance Committee.

Ms. Cole has served as Regional Chief Executive Officer of the Mid-Atlantic Region of U.S. Trust Company, N.A. since 2003. Previously she served as Chief Executive Officer and a Director of U.S. Trust Company of North Carolina and its predecessor, North Carolina Trust Company, from 2001 to 2003 and as President from 1997 to 2003. She is a Director of UNIFI, Inc.

James M. Reed (71)

Director (since 1994), Chair of the Finance Committee and Nominating and Corporate Governance Committee, member of the Audit Committee, Management Development and Compensation Committee, and Executive Committee.

Mr. Reed served as Chief Financial Officer of Union Camp Corporation from 1977 and as Vice Chairman of the Board of Union Camp Corporation from 1993 until his retirement in 1997.

William B. Sansom (62)

Director (since 1994), member of the Audit Committee and Ethics, Environment, Safety and Health Committee.

Mr. Sansom has served as the Chairman and Chief Executive Officer of The H. T. Hackney Co. since 1983. During 1979 to 1983, he served in Tennessee State Government, first as Commissioner of Transportation and then as Commissioner of Finance and Administration. He has also previously served on the Board of Directors of the National Crushed Stone Association. Mr. Sansom is a Director of First Tennessee National Corporation and Astec Industries, Inc.

Stephen P. Zelnak, Jr. (59)

Chairman of the Board (since 1997) and Director (since 1993), Chair of the Executive Committee and member of the Finance Committee.

Mr. Zelnak has served as President and Chief Executive Officer of Martin Marietta Materials, Inc. since 1993, and previously served as the President of Martin Marietta Corporation’s Materials Group from 1992 until the formation of the Corporation, and of Martin Marietta Corporation’s Aggregates Division since 1982. Mr. Zelnak also served as a Vice President of Martin Marietta Corporation from 1989 until 1994, when he resigned as an officer of Martin Marietta Corporation effective upon the completion of the initial public offering of a portion of the Corporation’s common stock. Mr. Zelnak joined Martin Marietta Corporation in 1981. Mr. Zelnak is also a Director of Beazer Homes USA, Inc.

Directors Whose Terms Continue Until 2006

William E. McDonald (61)

Director (since 1996), Chair of the Management Development and Compensation Committee, member of the Executive Committee and Nominating and Corporate Governance Committee.

Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation until his retirement in 2000. He was previously President and Chief Executive Officer of Sprint Mid-Atlantic Operations from 1993 through 1997 and President and Chief Executive Officer for Sprint/ United Telephone-Eastern from 1988 to 1993.

Frank H. Menaker, Jr. (63)

Director (since 1993), member of the Audit Committee and Ethics, Environment, Safety and Health Committee.

Mr. Menaker has served as Senior Vice President and General Counsel of Lockheed Martin Corporation since 1996. He served as Vice President and General Counsel of Lockheed Martin Corporation from 1995 to 1996, as Vice President of Martin Marietta Corporation from 1982 until 1995, and as General Counsel of Martin Marietta Corporation from 1981 until 1995.

Richard A. Vinroot (62)

Director (since 1996), member of the Ethics, Environment, Safety and Health Committee and Finance Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina.

Corporate Governance Philosophy

         The Board of Directors has long believed that good corporate governance is important to ensure the Corporation is managed for the long-term benefit of its shareholders. Martin Marietta Materials’ business is managed under the direction of the Board of Directors. The Board delegates the conducting of business to the Corporation’s senior management team. The corporate governance standards established by the Board provide a structure within which Directors and management can effectively pursue the Corporation’s objectives for the benefit of its shareholders. Even before the adoption of the Sarbanes-Oxley Act of 2002, one of the most critical components that has governed the way the business affairs of Martin Marietta Materials are conducted has been the Corporation’s Code of Ethics and Standards of Conduct, which has been in place for almost two decades. With that back-drop, the Board has endeavored to choose Board and Committee members who are distinguished by a depth of knowledge and experience, to elect a qualified and dedicated management team, and to direct the business affairs of the Corporation to achieve long-term value for shareholders. The Board believes this purpose is particularly important in overseeing the management of a company such as the Corporation that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets.

         In furtherance of these goals, in 2002, the Board created a Nominating and Corporate Governance Committee, which consists of three independent Directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and making recommendations to the Board relating to corporate governance matters.

         The New York Stock Exchange (“NYSE”) recently adopted new and revised rules that require listed companies to adopt governance guidelines and comply with certain standards regarding corporate governance. While the Corporation is not required to comply with most of these new rules until the date of the 2004 annual meeting of shareholders, the Corporation has taken steps to voluntarily implement these corporate governance rules prior to their effective date. The Corporation’s Chief Executive Officer will certify annually to the NYSE that he is not aware of any violation by the Corporation of the NYSE corporate governance listing standards. This certification will be in addition to the annual certification by the Corporation’s Chief Executive Officer and Chief Financial Officer to the Securities and Exchange Commission (“SEC”) regarding the quality of the Corporation’s public disclosure of its financial condition.

         The Corporation’s Corporate Governance Guidelines are posted and available for public viewing on the Corporation’s web site at www.martinmarietta.com. The guidelines address a wide array of governance issues. Among other matters, the corporate governance principles of Martin Marietta Materials include the following:

Ethics

•	A comprehensive Code of Ethics and Standards of Conduct applicable to all Directors, officers, and employees of the Corporation, including the Corporation’s executive officers, has been in place since the 1980’s.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns was established in 1994 when the Corporation went public.

•	The Board has had since 1994 an Ethics, Environment, Safety and Health Committee that is responsible for reviewing and monitoring the Corporation’s program on business ethics and conduct and compliance with environmental laws and regulations and matters concerning health and safety.

•	The Corporation will also disclose on its web site any amendments to its Code of Ethics and Standards of Conduct and waivers, if any, of such code as applicable to the Corporation’s Directors and executive officers. Any waiver of the Code of Ethics and Standards of Conduct for Directors or executive officers will be made only by the full Board and promptly disclosed to shareholders.

Board Independence

•	The Board increased its size to eleven and elected to office in 2003 an additional independent, non-employee Director.

•	Ten out of eleven Board members are independent Directors, as defined in the new rules of the NYSE.

•	Ten out of eleven Board members are non-employee Directors.

•	The Corporation’s Corporate Governance Guidelines adopted by the Board reflect the Board’s belief that at least two-thirds of all Directors should consist of independent Directors.

•	The Board has adopted Guidelines for Director’s Independence for the Corporation and has determined that ten of the eleven Board members are independent under these Guidelines.

•	The Board has adopted a policy of regularly scheduled executive sessions where the independent Directors meet without management.

Independent Board Committees

•	The Corporation has had since it went public in 1994 an Audit Committee and a Compensation Committee, which in 2004 was renamed the Management Development and Compensation Committee to more accurately reflect the Committee’s responsibilities. Both Committees consist entirely of independent Directors, as defined in the rules of the NYSE and the applicable requirements of the SEC.

•	The Nominating and Corporate Governance Committee also consists entirely of independent Directors. Included in the responsibilities of the Nominating and Corporate Governance Committee is oversight of Board nominations and Board committee assignments. The Committee recommends to the Board nominees and committee assignments based on the skills and expertise of the individual nominees and Directors as well as the needs of the Corporation, among other things.

•	The Audit Committee meets privately with each of management, representatives of the Corporation’s independent auditors, and the Corporation’s internal audit group.

•	The members of the Audit Committee do not receive any consulting or advisory fees or other compensation from the Corporation other than Directors fees.

•	The members of the Audit Committee have no affiliation with the Corporation other than as a Director of the Corporation.

•	The Audit Committee has designated an audit committee financial expert, as defined in SEC rules.

General

•	The Board and its members are subject to an annual self-assessment of their performance and the Board’s performance.

•	Directors have access to members of the Corporation’s management team and, as necessary and appropriate, to independent advisors.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer.

•	The Board has adopted charters for each of its Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, which meet the requirements of the new rules of the NYSE and are available on the Corporation’s website at www.martinmarietta.com.

Independent Directors

         All of the Corporation’s Directors are independent, non-employee Directors except Mr. Zelnak. Mr. Zelnak does not sit in the executive sessions of the Board nor does he participate in any action of the Board relating to any executive compensation plan in which he participates. The Board of Directors has determined that no Director (except Mr. Zelnak), or any person or organization with which the Director has any affiliation, has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management.

         In assessing the independence of its members, the Board has adopted for the Corporation a set of Guidelines for Director’s Independence. A copy of these Guidelines is appended to this proxy statement. These Guidelines reflect the new rules of the NYSE, applicable requirements of the SEC, and other standards determined by the Board to be important in assessing the independence of Board members. The Board has determined that all members of the Board, except Mr. Zelnak, are “independent” under these Guidelines.

         Mr. Vinroot is a partner in the law firm of Robinson, Bradshaw & Hinson, P.A. located in Charlotte, North Carolina, which provided certain legal services to the Corporation in 2003. Mr. Vinroot did not work on any of the legal matters for the Corporation. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services was less than $1 million and less than 1% of the firm’s gross revenues for the last fiscal year. Accordingly, the Board determined that Mr. Vinroot’s relationship with the Corporation, directly and as a partner of Robinson, Bradshaw & Hinson, P.A., was not material for purposes of the independence determination.

Do the independent Directors ever meet without management?

         The Corporation’s Corporate Governance Guidelines adopted by the Board provide that at least two Board meetings each year will include an executive session of the non-employee Directors to discuss such topics as they may choose, including a discussion of the performance of the Corporation’s Chairman and Chief Executive Officer. In 2003 the Corporation’s non-management Directors met three times in executive session without management, in addition to executive sessions held by committees of the Board. The Chair of the Nominating and Corporate Governance Committee presides at these executive sessions of non-employee Directors. In the absence of such Chair, the non-employee Directors would elect from among themselves a Chair for such an executive session.

How would interested parties make their concerns known to the independent Directors?

         The Board of Directors provides a process for shareholders to send communications to the Board. Shareholders and other interested parties may communicate anonymously and confidentially with the Board through the Corporation’s Ethics Hotline at 1-800-209-4508. The Board has also designated the Corporate Secretary to facilitate communications to the Board. Shareholders and other interested parties may communicate directly with the Board of Directors, or directly with non-management Directors, or an individual Director, by writing to Martin Marietta Materials, Inc., Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

         All communications by shareholders or other interested parties addressed to the Board will be sent directly to Board members. While the Corporation’s Ethics Officer and the Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management Directors unless there is instruction from them to “filter” such communications (and in such event, any communication that has been filtered out will be made available to any non-management Director who wishes to review it).

         The Corporation and its Board of Directors will continue to review and evaluate the process by which shareholders or other interested persons communicate with the Corporation and the Board and may adopt other or further processes and procedures in this regard. If so, the Corporation will identify those policies and procedures on its website at www.martinmarietta.com.

How often did the Board meet during 2003?

         The Corporation’s Board of Directors held 5 meetings during 2003, all of which were regularly scheduled meetings. There was also a total of 23 committee meetings in 2003. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs.

Board and Committee Meeting Attendance

         In 2003, all Directors attended 100% of the meetings of the Board of Directors (held during the period for which they were a Director) and at least 89% of the meetings of the committees of the Board on which they served (during the periods that they served).

Will the Directors attend the annual meeting?

         It is the policy of the Corporation that its Directors are expected to attend the Corporation’s annual meeting of shareholders. All ten Directors then serving on the Board were in attendance at the 2003 annual meeting of shareholders.

How are Directors compensated?

         All of the Directors serving in 2003 except Mr. Zelnak, who is the Chief Executive Officer of the Corporation, and Mr. Rediker, who was elected effective September 30, 2003, received an annual retainer of $45,000 and were each granted 2,000 non-qualified stock option awards in accordance with the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. Mr. Rediker received a pro-rata annual retainer, and no stock options were awarded to Mr. Rediker in 2003. Members of the Audit Committee received an additional $5,000 in view of their increased responsibilities. Each committee chair (other than the chair of the Executive Committee) also receives an annual fee of $2,000. Directors received reimbursement for travel and other expenses related to attendance at Board and committee meetings.

         Pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Directors may currently receive their compensation in cash or common stock and may defer the payment commencement date for all or a portion of their fees (in the form of cash or common stock) until the date the person ceases to be a Director or the date that is one month and one year following the date the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period of up to ten years. There are no matching contributions made by the Corporation, and there is no guarantee on returns to the Directors. The Board of Directors unanimously agreed that a minimum of 50% of each Director’s annual retainer would be paid in common stock at a 20% discount to fair market value and deferred under the plan.

What Committees has the Board established?

         The Corporation’s Board of Directors has six standing committees: an Audit Committee, an Ethics, Environment, Safety and Health Committee, an Executive Committee, a Finance Committee, a Management Development and Compensation Committee, and a Nominating and Corporate Governance Committee.

         The Audit Committee, which is composed entirely of non-employee, independent Directors, held 9 meetings during 2003. All Audit Committee members attended at least 89% of all meetings of the Committee held in 2003. The Audit Committee meets periodically and separately in executive sessions with management, the independent auditors, and the Corporation’s internal auditor group to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to accounting, auditing, and financial reporting matters of the Corporation, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Corporation’s independent auditors. Among other duties, the Audit Committee:

•	selects the independent auditors

•	pre-approves all audit and non-audit services provided to the Corporation by the independent auditors

•	monitors the independence of the independent auditors

•	reviews and approves:

             - the scope and timing of work to be performed by the independent auditors

             - compensation to be paid to the independent auditors

             - financial accounting and reporting principles used by the Corporation

             - policies and procedures concerning audits, accounting, and financial controls

             - recommendations to improve existing practices

             - results of the audit and the report of the independent auditors

•	discusses the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditors

•	discusses the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	discusses guidelines, policies, and other matters related to risk assessment and risk management and how the process is handled by management

•	considers allegations, if ever made, of possible financial fraud or other financial improprieties

•	sets clear hiring policies for employees or former employees of the independent auditors

•	reviews the qualifications and the plan and scope of work of the corporate internal audit function

•	prepares an audit committee report as required by the SEC to be in this proxy statement

The Committee’s current members are Directors Bennett (Chair), Cole, Menaker, Reed, and Sansom. The Board of Directors has determined that the Chair of the Audit Committee, Mr. Bennett, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Bennett, and the other members of the Audit Committee, are independent of management, as required by the rules of the NYSE, SEC, and the Board’s Guidelines for Director’s Independence.

         The Ethics, Environment, Safety and Health Committee held 2 meetings during 2003. All Ethics, Environment, Safety and Health Committee members attended all meetings of the Committee held in 2003. It monitors compliance with the Corporation’s Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its Directors, officers, and employees, including conflicts or potential conflicts of interest between the Corporation and any of its Directors, officers, and employees. The Committee also reviews and monitors the adequacy of the Corporation’s policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee’s current members are Directors Adamson (Chair), Cole, Menaker, Rediker, Sansom, and Vinroot.

         The Executive Committee held no meetings during 2003. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors except to the extent such powers are by statute, the Articles of Incorporation, or Bylaws reserved to the full Board. The Committee’s current members are Directors Zelnak (Chair), Bennett, McDonald, and Reed.

         The Finance Committee held 4 meetings during 2003. All Finance Committee members attended all meetings of the Committee held in 2003. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities, and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee’s current members are Directors Reed (Chair), Bennett, Leonard, Rediker, Vinroot, and Zelnak.

         The Management Development and Compensation Committee held 5 meetings during 2003. All Management Development and Compensation Committee members attended all of the Committee meetings held in 2003. It is composed entirely of non-employee, independent Directors, as required by the new rules of the NYSE, who are also “non-employee” and “outside” Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The Committee has the power, in its sole discretion, to fix the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by the Corporation. The Committee has the power to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors. The Committee has the authority, in its sole discretion, to retain, pay, and terminate any consulting firm, if any, used to assist in evaluating director, Chief Executive Officer, or senior executive compensation. The Committee produces a compensation committee report on executive compensation as required by the SEC to be included in this proxy statement. The Committee’s current members are Directors McDonald (Chair), Adamson, Leonard, and Reed.

         The Nominating and Corporate Governance Committee oversees the identification and selection of qualified Board and committee members, recommends to the Board Director nominees for the next annual meeting of shareholders, oversees the evaluation of the Board and management (along with the Management Development and Compensation Committee), and oversees the development and implementation of a set of corporate governance principles applicable to the Corporation. The Committee has the sole authority to retain, pay, and terminate any search firm, if any, used to identify Director candidates.

         The Nominating and Corporate Governance Committee held 3 meetings in 2003. All Nominating and Corporate Governance Committee members attended all meetings of the Committee held in 2003. The Committee is composed entirely of non-employee, independent Directors, as required by the new rules of the NYSE. The Committee’s current members are Directors Reed (Chair), Cole, and McDonald.

         Upon the recommendation of this Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for the Corporation. The Guidelines are posted and available for public viewing on the Corporation’s web site at www.martinmarietta.com. A copy may also be obtained upon request from the Corporation’s Corporate Secretary. Additional information concerning the corporate governance process of the Corporation is contained in the section entitled “CORPORATE GOVERNANCE MATTERS” above.

Will the Nominating and Corporate Governance Committee consider any Director candidates recommended by shareholders?

         The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for election as a Director at an annual meeting of shareholders of the Corporation if the shareholder making such recommendation complies with the advance notice provisions of the Bylaws of the Corporation. The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation’s notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the preceding year’s annual meeting of shareholders and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation. Since the 2003 annual meeting, the Corporation has not made any material changes to the procedures by which shareholders may recommend nominees to the Corporation’s Board of Directors. Additional information is contained in the section entitled “SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING” below.

How does the Board select nominees for the Board?

         The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify potential candidates for its consideration from time to time. The Committee makes an initial determination as to whether to conduct a full evaluation of the candidate, and reviews all information provided to the Committee, including the recommendations for the prospective candidate and the Committee’s own knowledge of the prospective candidate. If the Committee determines that additional consideration is warranted, interviews are conducted by the members of the Committee, as well as the Chief Executive Officer of the Corporation; appropriate inquiries are conducted into the background and qualifications of potential candidates; the Committee meets to discuss its evaluation and feedback from the Chief Executive Officer; and, if the Committee determines to do so, it makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board of Directors determines the nominees after considering the recommendation and report of the Committee.

         In evaluating any potential candidate, the Nominating and Corporate Governance Committee considers the extent to which the candidate has the personal characteristics and core competencies outlined in the Guidelines for Potential New Board Members adopted by the Committee, and takes into account all other factors it considers appropriate. A copy of these Guidelines is appended to this proxy statement. The Committee seeks a diverse group of candidates who possess the background, skills, expertise, and time to make a significant contribution to the Board, to the Corporation, and to its shareholders.

         Each nominee approved by the Nominating and Corporate Governance Committee and recommended for election at the 2004 annual meeting is a current Director standing for re-election. The Committee received no additional recommendations for Director nominees for consideration at the annual meeting.

Do the Board Committees have charters? How can shareholders obtain them?

         The Corporation’s Board of Directors has adopted written charters for the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, meeting the requirements of the new rules of the NYSE. These charters address the purposes and responsibilities of each committee, as described above, and provide for an annual performance evaluation of each committee. Copies of these charters are posted on the Corporation’s web site at www.martinmarietta.com. A copy of each charter may also be obtained upon request from the Corporation’s Corporate Secretary. The charter of the Corporation’s Audit Committee, as presently existing, is appended to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed at least annually for adequacy by the Audit Committee. The Directors who serve on the Audit Committee have no financial or personal ties to the Corporation (other than Director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations, the New York Stock Exchange listing standards, and the Guidelines for Director’s Independence adopted by the Board of Directors. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Corporation that may interfere with the Director’s independence from the Corporation and its management. Copies of the

Audit Committee’s charter and the Corporation’s Guidelines for Director’s Independence are appended to this proxy statement and can also be viewed on the Corporation’s website at www.martinmarietta.com.

         The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Corporation’s financial reporting, accounting systems, and internal controls. The Corporation’s independent auditors and the director of the internal audit function report directly and are ultimately accountable to the Audit Committee.

         In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation’s audited financial statements for fiscal year 2003. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of the Corporation’s financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

         The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from the Corporation, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

         Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Corporation’s 2003 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 9, 2004

AUDIT COMMITTEE

Marcus C. Bennett, Chair
Sue W. Cole
Frank H. Menaker, Jr.
James M. Reed
William B. Sansom

INDEPENDENT AUDITORS

         The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year 2004. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors and its Audit Committee will review the matter.

         Ernst & Young LLP served as the Corporation’s independent auditors for 2003 and audited the consolidated financial statements of the Corporation for the year ended December 31, 2003. The Audit Committee is solely responsible for retaining or terminating the Corporation’s independent auditors in 2004. Representatives of Ernst & Young LLP are expected to attend the annual meeting of shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

The Board unanimously recommends a vote “FOR” ratification

of the selection of Ernst & Young LLP as independent auditors.

Summary of Fees

         The following table summarizes the aggregate fees billed for professional services rendered to the Corporation by Ernst & Young LLP in 2003 and 2002. A description of these various fees and services follows the table. None of the audit hours conducted by Ernst & Young LLP in 2003 and 2002 were performed by people other than full time, permanent Ernst & Young LLP employees.

	2003	2002

Audit Fees	$792,000	$728,000
Audit-Related Fees	375,000	366,000
Tax Fees	71,000	222,000
All Other Fees	0	4,000

Total	$1,238,000	$1,320,000
Percentage of Audit & Audit-Related Fees to Total Fees	94%	83%

Audit Fees

         The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2003 and 2002 in connection with the annual audit, for the reviews of the Corporation’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $792,000 and $728,000, respectively.

Audit-Related Fees

         The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2003 and 2002 in connection with audit-related services, including pension and subsidiary audits, business acquisitions, accounting consultations, internal audit, internal controls, and Securities and Exchange Commission registrations, were $375,000 and $366,000, respectively.

Tax Fees

         The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation for each of 2003 and 2002 in connection with tax compliance, tax advice, and tax planning, including consultation on acquisition and divestiture issues, state tax reviews, a land basis study, leasing issues, and other tax-related activities, were $71,000 and $222,000, respectively.

All Other Fees

         The aggregate fees billed for all other professional services rendered and products provided by Ernst & Young LLP to the Corporation for each of 2003 and 2002, including on-line research materials and third-party consultation fees, were $0 and $4,000, respectively.

Pre-Approval Policies and Procedures

         The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decision to the Committee at its next scheduled meeting.

Audit Committee Review

         In connection with the Audit Committee’s review of services rendered and fees billed by Ernst & Young LLP, the Audit Committee has considered whether the provision of the non-audit related services described above is compatible with maintaining the independent auditors’ independence and has concluded that the provision of these services does not compromise such independence.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION

COMMITTEE ON EXECUTIVE COMPENSATION

         The Corporation’s executive compensation program is administered by the Management Development and Compensation Committee of the Board of Directors, which consists entirely of non-employee, independent Board members and operates pursuant to a written charter, a copy of which can be viewed on the Corporation’s web site at www.martinmarietta.com. The primary role of the Management Development and Compensation Committee is the oversight and administration of the Corporation’s executive compensation and management development program.

General Compensation Philosophy

         The Committee supports the Corporation’s belief that executive compensation should further the Corporation’s strategic goals. To accomplish this, the Committee’s philosophy with respect to executive compensation holds that the Corporation’s employees are its most important resource and should be compensated fairly in order to achieve optimum operating performance for the Corporation. The Committee focuses on operating performance rather than short-term changes in stock price based on its view that the long-term operating performance of the Corporation will be reflected by stock price performance over the long-term. Competitive compensation levels serve to attract and retain individuals of outstanding ability and motivate such individuals to sustain high levels of personal performance. The type and amount of compensation granted is based upon the subjective judgment of the Committee; nevertheless, in the exercise of its discretion, the Committee considers a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

Compensation Structure and Awards for 2003

         The 2003 executive compensation program was based on the following principles:

•	Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

•	Annual incentive awards are dependent upon each of the Corporation’s performance and the individual’s performance against established target levels.

•	Long-term compensation links officers’ rewards directly to the return realized by the Corporation’s shareholders. It includes stock options and incentive stock awards, which reward stock price appreciation, and restricted stock awards, some of which are based on the Corporation’s performance relative to peer groups and some of which are based on executive succession planning for the Corporation’s management. All of the Corporation’s equity-based award plans have been approved by shareholders.

         The Management Development and Compensation Committee retains independent outside consultants to assist the Committee in reviewing the Corporation’s executive compensation program to ensure it is consistent with the Board’s philosophy.

         Annual Compensation — Base Salary. In setting base salaries for 2003, the Committee reviewed information drawn from various sources, including proxy statements of a selected peer group of companies in the aggregates, cement, and specialty chemical industries, and published surveys conducted by outside compensation consulting firms of a selected group of general industry companies with comparable revenues and business characteristics to those of the Corporation. The group of companies reflected in the compensation surveys was broader than the peer group consisting of the S&P Materials Index that is shown in the Performance Graph on page 23 because the Committee believes that the Corporation’s direct competition for talent is broader than the companies that are included in the performance peer group. However, the S&P Materials Index is used by the Management Development and Compensation Committee to determine one element of its compensation program, that is long-term compensation in the form of restricted stock units. The Committee also considered the advice of independent compensation advisors. The targeted value of an executive’s base salary is generally set at median competitive levels although an executive’s base salary may be higher or lower than the target to reflect the executive’s responsibilities, level of experience, performance in past years, and other factors.

         Salaries for executives are reviewed by the Management Development and Compensation Committee on an annual basis and may be increased or decreased at that time based on: (1) the Committee’s agreement on the individual’s contribution to the Corporation, and (2) changes in median competitive pay levels. The competitive market rate and proposed individual salary for each executive is presented by the Chief Executive Officer to the Committee, along with data supporting the recommendations. The Committee retains complete discretion in awarding salaries for executives. The total cash compensation (base salary and bonus described below) for each of the named executive officers was approximately at or below the median compensation of executives having similar responsibilities in the compensation surveys.

         The base salary for the Chairman, President, and Chief Executive Officer of the Corporation was increased during 2003 to $830,000. This represents an approximate 5% increase from Mr. Zelnak’s base salary in 2002. The Committee reviewed base salary data for chief executive officers in the compensation studies and also considered certain other factors. The rate of increase in 2003 reflected the Committee’s belief in Mr. Zelnak’s continued superior stewardship of the Corporation.

         Annual Compensation — Bonus. To encourage achievement of the performance objectives of the Corporation, a significant portion of annual compensation takes the form of an incentive compensation bonus. In 2003, under the Corporation’s Executive Incentive Plan, the maximum amount that an executive could receive was based upon a percentage of that executive’s base salary. All of the executive officers participate in the plan, except for Mr. Zelnak, for whom bonus consideration is made outside the plan.

         For awards granted under the plan, following review of the achievements of the Corporation as compared to the targeted goals set at the end of the previous year, a comparative review of each of the individual contributions of all participants towards achieving these goals is conducted. The Management Development and Compensation Committee also considers qualitative measures of performance such as adherence to and implementation of the Corporation’s Code of Ethics and Standards of Conduct, safety, customer satisfaction, and product quality.

         The amount actually awarded to each participant in the plan is based upon the Management Development and Compensation Committee’s assessment of each individual’s achievement of targeted objectives, including standard measures of financial performance such as earnings, cash flow, and other key sales and production metrics for the Corporation as a whole and for individual business units. These objectives are established at the beginning of each plan year and are based upon the Corporation’s Long

Range Operating Plan. For executives in corporate staff positions, 50% of the determination is made with respect to the Corporation’s performance and 50% is based on the individual’s performance.

         The Committee considers the recommendations of the Corporation’s Chief Executive Officer but retains complete discretion in performing these reviews and in determining the amount of actual awards, if any.

         Mr. Zelnak was awarded an annual incentive bonus of $760,000 for 2003 based on consideration of many diverse factors. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of executive compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. In determining the amount of Mr. Zelnak’s bonus, the Committee took into account the effectiveness and quality of Mr. Zelnak’s leadership of the Corporation in a difficult economic environment, including the following achievements: the significant improvement in the Corporation’s overall financial performance during the year, including record net sales; the tremendous strengthening of the Corporation’s balance sheet, including the repayment of debt of $30 million, contribution of $21 million into the pension plan, increase in dividends of 20% on an annualized basis, repurchase of the Corporation’s common stock, and $125 million in cash at year-end; and the successful implementation of the Corporation’s planned internal improvement program that resulted in a reduction in unit production costs and improved margins in its aggregates product line.

         Although there was no special attempt to set Mr. Zelnak’s 2003 bonus in any particular relationship to the compensation data, Mr. Zelnak’s bonus was at approximately the median level of bonus compensation of CEO’s in the compensation surveys. His total cash compensation (base salary and bonus) was at approximately the median compensation of those CEOs. The Management Development and Compensation Committee retains complete discretion in determining the amount of incentive compensation to be awarded to Mr. Zelnak. Consequently, no particular weighting of criteria is required or performed.

         The Corporation’s Incentive Stock Plan (discussed more generally below) requires Mr. Zelnak to use 35% of his 2003 annual incentive bonus towards credits of common stock units at a 20% discount to market value. These units generally vest in three years. In addition, Mr. Zelnak made an irrevocable choice six months prior to the bonus determination to use 15% more, for a total of 50% of his annual incentive bonus, which is the maximum amount permitted under this plan, towards common stock units.

         Long Term Compensation — Stock Options. Stock options awarded under the Corporation’s Amended and Restated Stock-Based Award Plan link the compensation provided to a group of 160 executive officers and key personnel with gains realized by the shareholders. The vesting periods associated with stock options encourage continued employment with the Corporation while also serving to confer on recipients an ownership interest in the Corporation.

         The number of options granted to an individual is based upon survey data provided by compensation consultants. The data shows the value of option awards as a multiple of base pay for comparable executive positions in other corporations. In making 2003 stock option award decisions, the Committee took into consideration awards as a multiple of base salary and elected to provide option awards near the average for awards made by a selected peer group of companies in the aggregates, cement, and specialty chemical industries. The determination of the number of options awarded is within the complete discretion of the Committee, which considers the recommendations of the Chief Executive Officer with respect to participants other than the Chief Executive Officer, and which formulates its own decision with respect to the Chief Executive Officer. The Committee awarded Mr. Zelnak 125,000 options in 2003 to align Mr. Zelnak’s compensation directly with the Corporation’s performance. In exercising its discretion, the Committee generally follows the same procedures as are followed in determining the amount of incentive compensation awards discussed above.

         Since long-term awards vest over time, the Committee grants new awards to provide continuing incentives for future performance without regard to the number of options currently held by the recipient. Options awarded are not transferable and have an exercise price equal to the closing price of the Corporation’s common stock on the date of grant, and therefore, have no value to the recipient unless the price of the common stock increases.

         Long Term Compensation — Incentive Stock Awards. In 2003, a group of 43 executive officers and key personnel were eligible to participate in the Martin Marietta Materials, Inc. Incentive Stock Plan. The plan is intended to give key employees who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual incentive awards to purchase units that are subsequently converted into shares of common stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation’s common stock on the date of the award. The units generally become fully vested and are distributed in the form of unrestricted common stock after approximately three years of continued additional employment with the Corporation. Participation in the plan is elective, except that all senior officers of the Corporation are required to invest a minimum percentage of their annual incentive awards in units that are subsequently converted into the Corporation’s common stock in accordance with the terms of the Incentive Stock Plan. The plan is intended to assist the Corporation in attracting and retaining key employees, to link directly executive officer and management compensation to shareholder returns, and to foster stock ownership in the Corporation among its key employees. There are no matching contributions made by the Corporation, and there is no guarantee on returns to the executives.

         Long Term Compensation — Stock-Based Awards. The Committee periodically reviews the components of the Corporation’s executive compensation program to ensure that pay levels are competitive and that incentive opportunities are effective in attracting and retaining talented employees. In 2003, a group of executive officers and key personnel was granted restricted stock awards under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan, which replaced the granting of awards that were previously made under the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). The primary purpose of the awards granted in 2003 and previously under the Achievement Plan is to foster and promote ownership of the Corporation’s common stock and the long-term growth and performance of the Corporation by enhancing the Corporation’s ability to attract and retain qualified key employees and motivate key employees through performance-based incentives. These awards allow long-term incentives to be earned by the Chief Executive Officer and the other participants.

         The awards granted in 2003 were based on the Corporation’s performance as measured by its specific return on shareholders investment that are equally weighted and determined by a total return to shareholders ranking that must be at least in the 40th percentile as compared to the Standard and Poor’s index of 400 Midcap companies and to the Standard and Poor’s Basic Materials Industrial Group over the three year period ending on December 31, 2002. There is no award if the Corporation does not meet the threshold performance objectives. The 2003 stock-based awards generally vest if the executive is continuously employed on December 1 in the year that is immediately preceding three years from the date of grant, at which time the shares of common stock are issued to the participant. In addition, the Committee granted in 2003 special awards of restricted stock units to the Chief Executive Officer and five other senior officers in conjunction with the Corporation’s succession planning. The objective of these awards is to help retain key personnel and focus senior management’s attention on certain critical factors affecting the Corporation’s long term performance and reward them for making successful long term decisions. The value of these awards may vary considerably based on the Corporation’s stock price performance.

         Stock-Based Awards — Generally. The value, if any, of stock-based awards is dependent upon the performance of the Corporation’s common stock. Further, as noted above, in exercising its discretion in determining the type and amount of award made, the Committee considers many factors related to the Corporation’s performance and the performance of the individual being considered for an award. While objective criteria are carefully considered, the Committee has the discretion to make awards as it deems appropriate. Therefore, there is no formula that results in a direct or quantifiable correlation between performance and stock-related awards.

Policy with Respect to Deductibility of Compensation

         The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, which makes certain “non-performance based” compensation to the named executives in excess of $1 million non-deductible to the Corporation. One of the named executive officers received annual compensation exceeding $1 million in 2003.

         The Committee has taken steps to qualify certain compensation to ensure deductibility. The Committee has determined that, in reviewing the design and administration of the executive compensation program, its compensation objectives discussed above will be met if, in connection with other compensation, it retains the flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee believes that the achievement of the Corporation’s general compensation policies and objectives that are currently in place best serves shareholder interests.

March 9, 2004

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

William E. McDonald, Chair
Richard G. Adamson
Bobby F. Leonard
James M. Reed

COMPARISON OF CUMULATIVE TOTAL RETURN(1)

MARTIN MARIETTA MATERIALS, INC., S&P 500,
AND S&P MATERIALS INDICES

         The following graph compares the performance of the Corporation’s common stock to that of the Standard and Poor’s (“S&P”) 500 Stock Index and the S&P Materials Index.

	Cumulative Total Return(1)

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

MARTIN MARIETTA MATERIALS, INC.	$100.00	$66.65	$69.69	$77.76	$51.97	$81.19
S&P 500 INDEX	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
S&P MATERIALS INDEX	$100.00	$125.26	$105.56	$109.23	$103.28	$142.72

(1)	Assumes that the investment in the Corporation’s common stock and each index was $100, with quarterly reinvestment of dividends.

EXECUTIVE COMPENSATION

         The following tables show annual and long-term compensation received from the Corporation for services in all capacities to the Corporation of the Chief Executive Officer and the next four most highly compensated executive officers for the years ended December 31, 2003, 2002, and 2001. Other than compensation paid by the Corporation as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers of the Corporation in each of the years in the three-year period ended December 31, 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	SARs(#)(4)	Payouts(5)	Compensation(6)

Stephen P. Zelnak, Jr.	2003	$816,679	$380,000	$475,020	$2,096,194	125,000	$87,552	$7,000
Chairman, President	2002	770,000	307,500	384,388	—	125,000	—	6,873
and Chief Executive Officer	2001	708,333	317,500	410,644	222,206	115,000	148,794	5,950
Philip J. Sipling	2003	373,000	150,000	112,507	673,123	30,000	44,105	7,000
Executive Vice President	2002	357,500	100,000	103,817	—	30,000	—	5,352
	2001	338,333	100,000	123,639	111,953	30,000	75,166	5,950
Janice K. Henry	2003	317,500	87,500	109,418	33,639	20,000	36,120	7,000
Senior Vice President,	2002	302,748	67,760	84,703	—	20,000	—	7,000
Chief Financial Officer	2001	277,917	72,953	146,341	96,457	20,000	58,157	5,950
and Treasurer
Donald M. Moe	2003	273,750	125,246	39,172	660,821	15,000	29,638	7,000
Senior Vice President,	2002	252,500	90,496	28,291	—	15,000	—	6,628
President — Carolina Division	2001	239,750	95,000	39,607	74,851	15,000	51,027	5,950
Jonathan T. Stewart	2003	241,000	85,000	68,796	658,175	15,000	26,209	7,000
Senior Vice President —	2002	229,167	51,333	64,182	—	15,000	—	7,000
Human Resources	2001	218,167	70,959	60,088	66,193	15,000	45,388	5,950

(1)	Bonuses earned in 2003 were paid pursuant to the Martin Marietta Materials, Inc. Executive Incentive Plan. A portion of the cash bonus in 2003, 2002, and 2001 to be paid to the named executive officers and certain other key employees of the Corporation was deferred into stock-based awards pursuant to the Martin Marietta Materials, Inc. Incentive Stock Plan. The amounts deferred in 2003 for each of the named executive officers are as follows: Mr. Zelnak, $380,000; Mr. Sipling, $90,000; Ms. Henry, $87,500; Mr. Moe, $31,312; and Mr. Stewart, $55,000. The amounts deferred in 2002 for each of the named executive officers are as follows: Mr. Zelnak, $307,500; Mr. Sipling, $83,040; Ms. Henry, $67,760; Mr. Moe, $22,624; and Mr. Stewart, $51,333. The amounts deferred in 2001 for each of the named executive officers are as follows: Mr. Zelnak, $317,500; Mr. Sipling, $96,235; Ms. Henry, $72,953; Mr. Moe, $30,869; and Mr. Stewart, $47,306. The amounts reported under “Bonus” do not include such deferred portion which are reported under “Other Annual Compensation.”

(2)	The amounts reported under “Other Annual Compensation” represent the value of units that correspond to common stock credited to participants under the Martin Marietta Materials, Inc. Incentive Stock Plan (the “Plan”). Pursuant to the Plan, each participant at his or her election is permitted to use up to 50% of the annual incentive bonus earned by the participant to be credited towards units (“Units”) that will subsequently be converted into common stock of the Corporation pursuant to the terms of the Plan at a 20% discount from the fair market value of the common stock (the closing price of the common stock as reported in the Wall Street Journal) on the date the amount of the bonus is determined. Each of the executive officers named are required to use a minimum of 20% of the annual incentive bonus towards the crediting of Units under the Plan, except for Mr. Zelnak, who is required to use a minimum of 35% towards the crediting of such Units. Any election to purchase Units under the Plan (in addition to the mandatory purchases) must be made at least six months prior to the date the amount of the annual incentive bonus is determined. The Units credited under the Plan generally vest if the executive is continuously employed on December 1 in the year that is immediately preceding three years from the date of grant, at which time shares of common stock are issued to the participant. Dividend equivalents are paid on the Units at the same rate as dividends are paid to all shareholders. The amounts reported under “Other Annual Compensation” represent the market value on the date of grant of the Units credited to each named executive officer. The number of Units credited for 2003 to each of the named executives is as follows: Mr. Zelnak, 10,150; Mr. Sipling, 2,404; Ms. Henry, 2,338; Mr. Moe, 837; and Mr. Stewart 1,470. The number of Units credited for 2002 to each of the named executives is as follows: Mr. Zelnak, 13,655; Mr. Sipling, 3,688; Ms. Henry, 3,009; Mr. Moe, 1,005; and Mr. Stewart 2,280. The number of Units credited for 2001 to each of the named executives is as follows: Mr. Zelnak, 9,039; Mr. Sipling, 2,740; Ms. Henry, 2,077; Mr. Moe, 879; and Mr. Stewart 1,347. The cost of perquisites furnished to each executive officer did not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus, except included in the amount reported for Ms. Henry in 2001 are a country club membership initiation fee and dues in the amount of $52,000.
(3)	Amounts reported under “Restricted Stock Awards” represent the value of units that correspond to common stock awarded to participants under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan based on the closing market price on the date of grant. The awards are generally based on the Corporation’s performance as measured by its specific return on shareholders investment that are equally weighted and determined by a total return to shareholders ranking that must be at least in the 40th percentile as compared to the Standard and Poor’s index of 400 Midcap companies and to the Standard and Poor’s Materials Index (formerly named the Basic Materials Industrial Group) for the three year performance period ending on January 1 in the year the awards are granted. Other restricted stock awards are based on executive succession planning for the Corporation’s management. The stock-based awards generally vest if the executive is continuously employed on: December 1 in the year that is immediately preceding three or five years from the date of grant; when the participant reaches the age of 62; or on the sixth anniversary of the date of grant; in each case, at which time shares of common stock are issued to the participant. The number of units credited for 2003 to each of the named executives is as follows: Mr. Zelnak, 62,998; Mr. Sipling, 21,404; Ms. Henry, 1,195; Mr. Moe, 20,967; and Mr. Stewart, 20,873. There were no restricted stock awards made for 2002. The number of units credited for 2001 to each of the named executives is as follows: Mr. Zelnak, 5,492; Mr. Sipling, 2,767; Ms. Henry, 2,384; Mr. Moe, 1,850; and Mr. Stewart, 1,636. Dividend equivalents are paid on the Units at the same rate as dividends are paid to all shareholders.
(4)	Options granted are for common stock of the Corporation. There are no awards of SARs for the Corporation’s common stock.
(5)	Amounts reported under “LTIP Payouts” represent payouts of awards earned under the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan, which are based upon a combination of factors, including a total return to shareholders formula that compares the Corporation’s total return to shareholders to that of the Standard and Poor’s MidCap 400 Index and the Standard and Poor’s Basic Materials Industrial Group, for the immediately preceding three-year performance period. The payouts were made in shares of common stock. The amounts reported reflect the dollar value of the common stock based on the closing price at year-end.
(6)	Amounts reported under “All Other Compensation” represent matching contributions to the Corporation’s Performance Sharing Plan.

Option Grants in Last Fiscal Year

         Shown below is information on grants of options for the Corporation’s common stock awarded pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”) to the named executives in the fiscal year ended December 31, 2003.

	Individual Grants(1)

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share	Date	5%	10%

Stephen P. Zelnak, Jr.	125,000	24.28%	38.32	8/19/13	$3,012,405	$7,634,026
Philip J. Sipling	30,000	5.83%	38.32	8/19/13	722,977	1,832,166
Janice K. Henry	20,000	3.89%	38.32	8/19/13	481,985	1,221,444
Donald M. Moe	15,000	2.91%	38.32	8/19/13	361,489	916,083
Jonathan T. Stewart	15,000	2.91%	38.32	8/19/13	361,489	916,083

(1)	Awards under the Stock-Based Award Plan are granted at the discretion of the Management Development and Compensation Committee of the Board of Directors of the Corporation, which is comprised of disinterested Directors (the “Committee”), upon the recommendation of management of the Corporation, except for Mr. Zelnak, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. A maximum of 5,000,000 shares of the Corporation’s common stock are authorized under the Stock-Based Award Plan for grants to key employees. Each award under the Stock-Based Award Plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. Under the award agreements, the 2003 options will vest and become exercisable in three approximately equal increments on August 19, 2004, 2005 and 2006 and expire 10 years from the date of grant. No individual may receive annual grants for more than 10% of the shares available under the Stock-Based Award Plan. Options awarded in 2003 expire 90 days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. In instances of disability or normal retirement, the award agreement states that the terms of all outstanding options will be unaffected by such retirement or disability. In the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, the Committee, determines that all outstanding options will be unaffected by such retirement. In the event of a change in control (as defined in the Stock-Based Award Plan), the vesting date of all outstanding options is accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of common stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted. The award agreement provides that shares to be issued upon exercise of options may be purchased by the Corporation in the open market.
(2)	The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.

Aggregated Options Exercises in Last Fiscal
Year and Fiscal Year-End Options Values

         Shown below is information relating to (1) the exercise of options for the purchase of the Corporation’s common stock during the last completed fiscal year and (2) the fiscal year-end value of unexercised options for the Corporation’s common stock under the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan and the Amended and Restated Stock-Based Award Plan for the named executives. There are no awards of stock appreciation rights (“SARs”) for the Corporation’s common stock.

			Number of
			Securities Underlying		Value of
			Unexercised Options at		Unexercised In-the-Money
	Shares		Fiscal Year-End(1)		Options at Fiscal Year-End(2)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen P. Zelnak, Jr.	—	—	397,332	246,668	$1,406,362	$2,079,543
Philip J. Sipling	9,000	$203,490	150,000	60,000	1,073,875	501,800
Janice K. Henry	—	—	112,499	40,001	974,579	334,541
Donald M. Moe	—	—	82,000	30,000	747,808	250,900
Jonathan T. Stewart	—	—	55,833	30,000	139,717	250,900

(1)	Options granted by the Corporation in 2003 as shown in “Option Grants in Last Fiscal Year” above, all of which were unexercisable at year-end, are included in this table. Options granted by the Corporation in 2002, one-third of which vested in 2003; in 2001, two-thirds of which were vested in 2003; and in 2000 and in prior years, all of which were vested in 2003, are also included in this table.
(2)	The value presented represents the difference between the closing price of the stock at year-end and the exercise price of the options. Options that were not in-the-money at year-end are not included in this table.

Securities Authorized for Issuance Under Equity Compensation Plans

         Shown below is a summary of information as of December 31, 2003 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Corporation are authorized for issuance. The Corporation’s equity compensation plans consist of the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Directors’ Plan”), the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”), the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the “Omnibus Securities Award Plan”), and the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). All of these equity compensation plans have been approved by the Corporation’s shareholders. The Corporation has no individual compensation arrangements under which equity securities of the Corporation are authorized for issuance to employees or non-employees in exchange for goods or services.

Equity Compensation Plan Information

Number of Securities
	Number of Securities to be		Remaining Available for
	Issued Upon Exercise of	Weighted-Average Exercise	Future Issuance (Excluding
	Outstanding Options,	Price of Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (a))

	(a)	(b)	(c)(1)(2)
Equity compensation plans approved by shareholders	3,179,873	$40.80	2,431,373
Equity compensation plans not approved by shareholders	None	None	None

Total	3,179,873	$40.80	2,431,373

(1)	Includes shares of the Corporation’s common stock available for issuance (other than upon the exercise of an option, warrant, or right) under the Corporation’s equity compensation plans as of December 31, 2003 in the following amounts: Directors’ Plan (37,945 shares), Stock-Based Award Plan (2,185,453 shares), and Achievement Plan (207,975 shares).

(2)	The Incentive Stock Plan was adopted pursuant to the Omnibus Securities Award Plan and applies to grants after 1998 pursuant to the Stock-Based Award Plan. Accordingly, while the shares issuable under the Incentive Stock Plan will be determined based on a formula dependent upon the amount of incentive compensation deferred thereunder and the discounted market value of the Corporation’s common stock, the total number of shares available for issuance under the Incentive Stock Plan will be limited by the fixed number of shares available for issuance under the Omnibus Securities Award Plan and the Stock-Based Award Plan.

Pension Plan

         The named executives participate in the Martin Marietta Materials, Inc. Pension Plan (the “Pension Plan”), which is sponsored by the Corporation and covers all of the Corporation’s executive officers and substantially all of the salaried employees of the Corporation on a non-contributing basis. Set forth below is a pension plan table which shows the estimated annual benefits payable under the Pension Plan and the Martin Marietta Materials, Inc. Supplemental Excess Retirement Plan (“SERP”) upon retirement for specified earnings and years of service under the Pension Plan.

	Years of Service

Remuneration	15	20	25	30	40

$100,000	20,291	27,054	33,818	40,581	54,845
$150,000	31,541	42,054	52,568	63,081	84,845
$200,000	42,791	57,054	71,318	85,581	114,845
$300,000(1)	65,291	87,054	108,818	130,581	174,845
$400,000(1)	87,791	117,054	146,318	175,581	234,845
$500,000(1)	110,291	147,054	183,818	220,581	294,845
$750,000(1)	166,541	222,054	277,568	333,081	444,845
$1,000,000(1)	222,791	297,054	371,318	445,581	594,845
$1,250,000(1)	279,041	372,054	465,068	558,081	744,845
$1,500,000(1)	335,291	447,054	558,818	670,581	894,845

(1)	The benefits payable under the Pension Plan may be limited by sections 401(a)(17) and 415(b) of the Internal Revenue Code. The maximum earnings amount in 2003 which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $200,000. The maximum annual amount payable under the Plan as of December 31, 2003 in accordance with Section 415(b) of the Code is $160,000.

       Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement and the participant’s number of years of credited service. Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitations. The SERP generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP unless the participant chooses to receive the benefits in the same manner that benefits are paid under the Pension Plan. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offset amounts.

         As of December 31, 2003, the estimated total annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Mr. Zelnak, $611,710; Mr. Sipling, $224,908; Ms. Henry, $266,349; Mr. Moe, $207,296; and Mr. Stewart, $156,351. These amounts include benefits that are payable under the SERP. The years of credited service upon assumed retirement at age 65 for Mr. Zelnak, Mr. Sipling, Ms. Henry, Mr. Moe, and Mr. Stewart are 28.75 years, 26.67 years, 41.67 years, 36.92 years, and 31.67 years, respectively. The compensation covered by the Pension Plan and the SERP for the individuals named in the Summary Compensation Table is substantially similar to the annual compensation reported in the Summary Compensation Table and does not deviate by more than 10%.

Employment Protection Agreements

         The Corporation has entered into Employment Protection Agreements, as amended from time to time (the “Agreements”), with each of the executive officers listed in the summary compensation table. The purpose of these Agreements is to provide the Corporation’s key executives with payments and benefits upon certain types of terminations within two years and 30 days following a “Change of Control.” For purposes of the Agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding common stock of the Corporation or the combined voting power of the Corporation’s outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets following which the Corporation’s shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, or (iv) a liquidation or dissolution of the Corporation.

         The Agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without “Cause” (as defined in the Agreements) or terminates his employment with “Good Reason” (as defined in the Agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control, the Corporation is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s “Base Salary” and “Annual Bonus.” For purposes of the Agreements, Base Salary means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control, and Annual Bonus means the executive’s highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive’s termination of employment. In addition, for three years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. The Corporation must also continue to provide the executive all benefits provided under the Corporation’s defined benefit and defined contribution retirement plans and provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the Change of Control. Furthermore, the Agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts.

         The term of the Agreements is one year following their effective dates. On each anniversary date of the effective date, the Agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension. If, prior to termination, a Change of Control occurs or the Board becomes aware of circumstances which in the ordinary course result in a Change of Control, then under no circumstances will the Agreements terminate prior to 31 days after the second anniversary of the Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION IN COMPENSATION DECISIONS

         The members of the Corporation’s Management Development and Compensation Committee in 2003 were Directors McDonald, Adamson, Leonard, and Reed, none of whom was, during 2003 or formerly, an officer or employee of the Corporation or any of its subsidiaries. There are no executive officer-Director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation’s Board of Directors.

FINANCIAL STATEMENTS

         Upon the written request of any shareholder, the Corporation will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Requests should be mailed to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607. A copy of such Annual Report is also posted and available for public viewing on the Corporation’s web site at www.martinmarietta.com.

METHOD OF PROXY SOLICITATION

         The entire cost of preparing, assembling, printing, and mailing the Notice of Meeting, this proxy statement, and proxies, and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors, and other regular employees of the Corporation by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholder vote as is possible. The Corporation estimates its expenses for solicitation services will not exceed $10,000. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

OTHER MATTERS

         At the time this proxy statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the annual meeting. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interest of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

INCORPORATION BY REFERENCE

         The Report of the Audit Committee beginning on page 15, the Report of the Management Development and Compensation Committee beginning on page 18, and the Performance Graph on page 23 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates such information by reference.

SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING

         Proposals by shareholders for nominations for Directors or other matters intended to be presented at the 2005 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than December 1, 2004 in order to be included in the proxy statement and on the Proxy Card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as Director. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2005 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Corporation no earlier than January 2, 2005 and no later than February 1, 2005. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

MARTIN MARIETTA MATERIALS, INC.

March 31, 2004

APPENDIX A

MARTIN MARIETTA MATERIALS, INC.

GUIDELINES FOR DIRECTOR’S INDEPENDENCE

1.	A director who is a current employee, or whose immediate family member is an executive officer, of the Corporation cannot be considered “independent” until three years after the end of such employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation cannot be considered “independent” until three years after the end of the affiliation or the employment or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s executive officers serve on that company’s compensation committee cannot be considered “independent” until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, cannot be considered “independent” until three years after falling below such threshold.

6.	The following relationships will not be considered to be “material” relationships that would impair a director’s independence (except that a member of the Audit Committee cannot be considered “independent” for purposes of serving on the Audit Committee if any of the following relationships exist with respect to that director):

(a)	A director whose affiliation is with an outside law firm, consultant or other advisor doing business with the Corporation where the business for the prior fiscal year accounts for less than the greater of 2% percent or $1 million of the outside firm’s revenues; or

(b)	A director who serves on the Board of Trustees or is employed by or derives income from a charitable organization or other tax-exempt organization to which the Corporation has made in the prior fiscal year a contribution of $100,000 or less. The Corporation will disclose in its annual proxy statement any charitable contributions made by the Corporation to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

A-1

7.	Relationships or interests are not deemed “material” where they arise only from:

A.	Ownership of securities of the Corporation where the director does not receive any special benefit not shared by securities holders on a pro rata basis; or

B.	Such director’s position is as a director of another corporation that is a party to a transaction that is at arm’s length terms; or

C.	Ownership of less than 10% equity interest in another corporation that is a party to a transaction that is at arm’s length terms.

8.	A director who has any relationship with the Corporation that the Board of Directors considers material cannot be considered “independent.” Any determination of independence for a director that does not meet the standards enumerated above will be disclosed by the Board of Directors.

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APPENDIX B

MARTIN MARIETTA MATERIALS, INC.

AUDIT COMMITTEE CHARTER

         The Audit Committee will, except when such powers are by statute or the Articles of Incorporation or the Bylaws reserved to the full Board or delegated to another committee of the Board, possess and may exercise the powers of the Board relating to accounting, auditing and financial reporting matters of the Corporation.

Purpose

         The purpose of the Committee is to assist the Board in overseeing the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications and independence of the Corporation’s independent auditors, and the performance of the Corporation’s internal audit function and independent auditors.

Composition

         The Committee will be comprised of three or more Directors, including a chairperson, who are not officers or employees of the Corporation. The members of the Committee will meet all the requirements of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”) and other applicable rules and regulations, including the independence and experience requirements. Each Committee member will be financially literate or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee will have accounting or related financial management expertise. A member of the Committee who satisfies the definition of “audit committee financial expert” may be presumed to be financially literate. No member of the Committee may serve on the audit committees of more than three public companies (including the Corporation) unless the Board of Directors determines that the service will not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Corporation’s annual proxy statement or Annual Report on Form 10-K. The foregoing qualifications will be determined by the Board in its business judgment. The members of the Committee and the Chairperson of the Committee will be elected by the Board to serve at the pleasure of the Board of Directors and until their successors are duly elected and qualified.

Independence Requirements

         In addition to satisfying the Guidelines for Independence adopted by the Board of Directors, as amended from time to time, the members of the Committee will not receive, directly or indirectly, any consulting, advisory or other compensation from the Corporation or any of its subsidiaries, other than directors’ fees and fixed compensation under a retirement plan for prior service with the Corporation, as long as the compensation is not contingent on continued service. A member of the Committee may not be an “affiliated person” of the Corporation or any of its subsidiaries, apart from serving as a director on the Board of Directors, who directly or indirectly through intermediaries, controls, or is controlled by, or is under common control with, the Corporation. A person who is not an executive officer and who does not beneficially own, directly or indirectly, more than 10% of the voting stock of the Corporation is not deemed to “control” the Corporation.

Meetings

         The Committee will hold at least five meetings annually and will meet in separate executive sessions with the Corporation’s management, independent auditors, and internal audit department representatives to review and resolve matters of concern presented to the Committee. The Committee may meet as many additional times as the Committee deems necessary or appropriate.

Responsibilities

         The Corporation’s management is responsible for maintaining an effective internal control structure and preparing the Corporation’s financial statements, and the independent auditors are responsible for auditing the financial statements. The Committee will oversee the conduct of these activities by the Corporation’s management and its internal and independent auditors. The Committee’s policies and procedures will remain flexible to permit it to react to changing conditions and pertinent requirements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any certification as to the independent auditors’ work.

         In carrying out its oversight function, the Committee will perform the following:

         Independent Auditors:

Selection

         Retain and terminate, in the Committee’s sole discretion, the Corporation’s independent auditors. This includes communicating to the independent auditors that they are ultimately accountable to the Committee.

Independence

1.	Inquire as to the independence of the independent auditors and receive from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Corporation as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

2.	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, if appropriate, recommend that the Board take action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

Annual Procedures

1.	Prior to the end of the fiscal year, review and approve the scope and timing of the annual independent audit of the Corporation’s financial statements. The Committee’s review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors.

2.	Engage the independent auditors to perform a timely quarterly review of the interim financial statements in accordance with Statement on Auditing Standards No. 71, Interim Financial Information.

3.	Engage the independent auditors to perform other non-audit services as deemed appropriate, consistent with the requirements of the SEC and the NYSE. The Committee may delegate the approval of such services to its Chairperson.

4.	Authorize management to engage the independent auditors for other work as deemed necessary.

5.	Review and approve annually the fee arrangement with the independent auditors and approve the fees, terms, and other compensation to be paid to the independent auditors, including the nature, extent, and fees for any services performed for the Corporation outside of the annual audit. The Committee has the sole authority to approve all engagement fees and terms, but may consult with management as to the appropriateness of the fee arrangement. Discuss with management and the independent auditors the adequacy of funding for services approved by the Committee that are provided by the independent auditors or any advisors.

6.	Review annually the independent auditors’ registration form or annual update filed with the accounting oversight board. Significant matters noted should be discussed with the independent auditors.

7.	Review annually a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review or peer review; and any material issues raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Assure the regular rotation of the lead audit partner, as required by law. Based on the foregoing report, the independent auditor’s work throughout the year and the opinions of management, the Committee will report to the Board its conclusions with respect to the independent auditors’ qualifications, performance and independence.

8.	Discuss with the independent auditors the quality of the Corporation’s financial, accounting, and auditing personnel.

Internal Auditors:

1.	Review the qualifications and work of the Corporation’s internal auditing staff, including the adequacy of its budget and staffing.

2.	Review annually and discuss with management and the independent auditors the plan and scope of internal audit’s work plan for the year, including coordination of the audit with the independent auditors.

3.	Communicate to the internal auditors that they are ultimately accountable to the Committee.

Financial Reporting Process:

         Audited Financial Statements. At the completion of the annual audit review with management, the internal auditors, and the independent auditors the following:

1.	The annual financial statements and related footnotes and financial information to be included in the Corporation’s annual report to shareholders and on Form 10-K prior to its filing, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

3.	Significant changes to the external audit plan and significant variations in the actual scope of the independent audit, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data, and information. Inquire of the independent auditors whether there have been any disagreements with management, which if not satisfactorily resolved would have caused them to issue a nonstandard report on the Corporation’s financial statements and whether any limitations have been placed by management on the scope or nature of their audit procedures, and whether any accounting adjustments were noted or proposed by the independent auditors but were not made. Inquire about the quality and consistency of the accounting principles selected. Inquire of the independent auditors as to any consultations with its regional/national technical personnel.

4.	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit.

5.	Discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as “material,” review management’s responses, and receive follow-up reports on actions taken.

6.	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation’s annual report on Form 10-K.

7.	Review and, at least annually, receive a written report from the Corporation’s counsel regarding any legal, regulatory, and environmental matters that may have a material impact on the financial statements.

         Interim Financial Statements. The Committee, through the Chairperson or the Committee as a whole, will review with management of the Corporation and the independent auditors, prior to filing the quarterly reports on Form 10-Q, any matters described in Statement on Auditing Standards No. 61, Communications with Audit Committees and identified as having a significant effect on the interim financial statements. In connection with this review, the Committee, through its Chairperson or as a whole, will discuss earnings press releases with management, prior to their release.

         Financial Reporting Practices. The Committee will review annually with management, the internal auditors, and the independent auditors the following:

1.	The Corporation’s internal control processes. In connection with such review, obtain annually in writing from the independent auditors their letter as to the adequacy and effectiveness of the Corporation’s accounting and financial reporting controls.

2.	Significant accounting and reporting principles, practices, and procedures applied by the Corporation in preparing its financial statements, including any changes thereto, significant judgments that may affect the financial results and any recommendations to improve existing practices.

3.	Inquire about the Corporation’s significant risks and exposures and assess the steps taken by management and the internal auditors to minimize such risks and exposures to the Corporation. Review periodically, as appropriate, any changes in the internal audit scope or work plan.

4.	Review significant reports prepared by internal audit together with management’s response and follow-up to these reports.

5.	Discuss guidelines and policies to govern the process by which the Chief Executive Officer and senior management will assess and manage the Corporation’s exposure to risk.

6.	Review major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and the effect of regulatory and accounting initiatives and off-balance sheet transactions on the financial statements.

         Information Provided to Analysts and Rating Agencies. The Committee will review and discuss with management earnings press releases, financial information, and earnings guidance provided to analysts and rating agencies.

General Matters

         The Committee is granted the authority to investigate any matter or activity within the scope of its responsibility. All employees will be directed to cooperate as requested by members of the Committee.

         The Committee may, in its sole discretion, at the Corporation’s expense and without the requirement of obtaining Board approval, retain outside legal, accounting, or other consultants or experts, as it deems necessary to assist in its investigations.

         The Committee will establish procedures for receiving, retention, and treatment of complaints regarding accounting or auditing matters, subject to SEC and NYSE requirements.

         The Committee will investigate any material violations of securities laws or breaches of fiduciary duty that are reported to them due to management not taking appropriate action on such matters.

         The Committee will establish hiring policies and guidelines for employees or former employees of the independent auditors, subject to SEC and NYSE requirements.

         The Committee will review and reassess the adequacy of this charter annually in compliance with applicable NYSE Audit Committee Requirements or other laws and regulations and recommend proposed changes, if any, to the Board for approval. The Committee will conduct and present to the Board and/or the Nominating and Corporate Governance Committee an annual performance evaluation of the Committee.

         The Committee will approve the report required under SEC and NYSE rules to be included in the Corporation’s annual proxy statement, including publication of this charter at least every three years as an appendix to the proxy statement.

         The Committee will report to the Board the matters that come before it, and all formal actions will be reported to the Committee at its meeting next succeeding such action, and will be subject to revisions and alteration by the Board as appropriate, except as otherwise provided in this charter.

APPENDIX C

MARTIN MARIETTA MATERIALS, INC.

GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

         Preamble: The following guidelines are one of the tools used to assist the Nominating and Corporate Governance Committee in the exercise of its responsibility to evaluate the suitability of new potential candidates for the Board of Directors, consistent with any criteria set out in the Corporation’s Corporate Governance Guidelines. In evaluating a new potential candidate who is not an employee or former employee of the Corporation, the Nominating and Corporate Governance Committee would take into consideration the extent to which the candidate has the personal characteristics and core competencies outlined in one or more of the guidelines set out below, and would take into account all other factors it considers appropriate, including the overall composition of the Board. These guidelines are in addition to and are not intended to change or interpret any law or regulation, or the Corporation’s Articles of Incorporation or Bylaws. The guidelines are subject to modification from time to time by the Nominating and Corporate Governance Committee.

          1. Candidates should have a long-term history of the highest integrity and should ascribe fully to the ethics program of the Corporation.

          2. Candidates should be experienced and seasoned but still active in their careers. Ideally they should have five years or more expected in their full-time career before normal retirement.

          3. Consideration should be given to matching the geographic base of the candidate with the geographic coverage of the Corporation.

          4. Consideration should be given to diversity on the Board, including candidates that have ethnic backgrounds that reflect the constituencies of the Corporation.

          5. Generally, candidates should not come from firms or companies that are significant sellers or buyers of good and services to or from the Corporation.

          6. Candidates who would serve on the Corporation’s Audit Committee, Nominating and Corporate Governance Committee, or Management Development and Compensation Committee should be “independent” as defined by the Securities and Exchange Commission, the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines.

          7. Given the nature of Board governance, the background and expertise of candidates should reflect the skill needs of the Board and the Corporation. With the Securities and Exchange Commission requirements with respect to audit committees and the financial nature of much of what the Board is responsible for, a significant number of Board members need to have strong financial knowledge.

          8. Candidates should have significant professional experience to make a significant contribution to the Board such that the overall composition of the Board includes expertise in the following areas: audit committee financial experts, legal, human resources, business strategy, marketing, the primary businesses in which the Corporation operates, and other areas of importance to the Corporation.

          9. Public company experience is highly desirable.

         10. Candidates from education or nonprofit organizations will be considered where there is a specific priority need identified by the Board and where such a candidate can add value.

         11. Board candidates ideally would serve on no more than three for-profit boards inclusive of Martin Marietta Materials to assure adequate time to discharge the duties of a Board member.

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Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
919-781-4550
www.martinmarietta.com
NYSE Stock Symbol: MLM

- FOLD AND DETACH HERE -

MARTIN MARIETTA MATERIALS, INC.

Proxy solicited by the Board of Directors for the
Annual Meeting to be held May 25, 2004

The undersigned hereby appoints Stephen P. Zelnak, Jr. and Janice K. Henry, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 25, 2004, and at any adjournment thereof.

1.	ELECTION OF DIRECTORS: Nominees are Marcus C. Bennett and Dennis L. Rediker.

    ☐ FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

    ☐ WITHHOLD AUTHORITY to vote for the listed nominees

2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

MARTIN MARIETTA MATERIALS, INC.

- FOLD AND DETACH HERE -

This proxy is solicited by the Board of Directors and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Please date and sign exactly as printed below and return promptly in the enclosed postage paid envelope.

Dated:	_____________________________	, 2004

Signature and Title

Signature if held jointly

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If a corporation or a partnership, sign full corporate name or partnership name, as the case may be, by an authorized person.)